EXHIBIT 99.1

Contact: Mark L. Baum
Imprimis Pharmaceuticals, Inc.
(858)  433-2800

FOR IMMEDIATE RELEASE

Imprimis Pharmaceuticals Announces Pricing of Public Offering of 1,840,000
Shares of Common Stock

Closing of Offering Expected February 13, 2013

SOLANA BEACH, Calif., February 7, 2013/PRNewswire/ -- Imprimis Pharmaceuticals, Inc. (NASDAQ:IMMY), today announced the pricing of an underwritten public offering of 1,840,000 shares of its common stock at a price to the public of $5.25 per share, for gross proceeds of approximately $9.66 million. The net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $8.13 million. Subject to customary conditions, Imprimis expects to close the sale of its common stock on or about February 13, 2013.

In connection with the offering Imprimis completed a 1-for-5 reverse stock split on February 7, 2013.  Beginning on February 8, 2013, Imprimis Pharmaceuticals, Inc. common shares will trade on The NASDAQ Capital Market under the ticker symbol IMMY.

MDB Capital Group, LLC is the sole book-running manager of the offering and Aegis Capital Corp. is acting as co-manager.

Imprimis has granted the underwriters a 45-day option to purchase up to an additional 276,000 shares of Imprimis’ common stock to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities described above are being offered by Imprimis pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus, copies of which may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401, (310) 526-5000.

About Imprimis Pharmaceuticals, Inc.

Imprimis Pharmaceuticals is a specialty pharmaceutical company focused on the commercial development of compounded drug formulations.  Through an exclusive strategic relationship with the largest compounding pharmacy organization in North America, Imprimis expects to use its proprietary Accudel drug delivery technology, coupled with licensed technologies, and proprietary formulations and market data, to identify pharmaceutical development opportunities where there is a significant unmet need for a new drug product.  Imprimis is also internally developing non-invasive, topically delivered products. Our innovative patented Accudel cream formulation technology is designed to enable highly targeted site-specific treatment. Impracor, our lead Phase 3 pain product candidate, utilizes the Accudel platform technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug, through the skin directly into the underlying tissues where the drug exerts its localized anti-inflammatory and analgesic effects. We intend to leverage the Accudel platform technology to expand and create a portfolio of topical products for a variety of indications.  For more information, visit http://imprimispharma.com/.

About MDB Capital Group

MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market changing, disruptive technologies and intellectual property. For more information on MDB Capital Group, visit http://www.mdb.com.

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such "forward looking statements." Forward looking statements are based on management's current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to satisfy the closing conditions related to the offering, or close the offering on the expected closing date or at all, our ability to raise additional funding, our ability to acquire, develop or commercialize new products and to enter into strategic alliances and transactions, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no  obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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